Exhibit (z)(ii)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 8, 2014

FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH RIGHTS OFFERINGS(2)
(to Prospectus dated                 , 2014)

                          Common Shares

Center Coast MLP & Infrastructure Fund

Issuable Upon Exercise of Rights to Subscribe for Such Shares

Center Coast MLP & Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company.

The Fund is issuing [transferable/non-transferable]  rights (“Rights”) to its common shareholders of record (“Record Date Shareholders”) as of 5:00 p.m., Eastern time, on       (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of         of the Fund’s common shares of beneficial interest (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share held on the Record Date. The Rights entitle their holders to purchase one new common share for every      Rights held (1-for-     ). Any Record Date Shareholder who is issued fewer than       Rights may subscribe for one full common share in the Offer. [In addition, Record Date Shareholders who fully exercise their Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one common share) will be entitled to subscribe for additional common shares of the Fund that remain unsubscribed as a result of any unexercised Rights. This over-subscription privilege is subject to a number of limitations and subject to allotment.]

The subscription price (the “Subscription Price”) will be determined based upon a formula equal to                                                                                            (the “Formula Price”). The Offer will expire at                , on              , unless extended as described in this prospectus (the “Expiration Date”).

Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the common shares subscribed for pursuant to the primary subscription [and, if eligible, any additional common shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $        per common share and, except in limited circumstances, will not be able to rescind their subscription.

(2)         This document is a form of prospectus supplement for an of common shares pursuant to subscription rights. In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Exercising your Rights and investing in the Fund’s common shares involves a high degree of risk . See “Risks” on page               of the accompanying Prospectus.

This offering will dilute the ownership interest and voting power of the Common Shares owned by shareholders who do not fully exercise their Rights. Shareholders who do not fully exercise their Rights should expect, upon completion of the offering, to own a smaller proportional interest in the Fund than before the offering. Further, if the net proceeds per share from the offering are at a discount to the Fund’s net asset value per share, this offering will reduce the Fund’s net asset value per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Estimated Subscription Price(2)	$	$
Estimated Sales Load(2)(3)	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(notes on following page)

This Prospectus Supplement is dated                       .

(notes from previous page)

(1)                                 Assumes that all Rights are exercised at the estimated Subscription Price.

(2)                                 Estimated on the basis of [                           ].

(3)                                 [                           will act as dealer manager for the Offer (the “Dealer Manager”). The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to            % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights and the over-subscription privilege. The Dealer Manager will reallow to broker-dealers in the selling group to be formed and managed by the Dealer Manager selling fees equal to        % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to          % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of common shares held by each broker-dealer through The Depository Trust Company (“DTC”) on the Record Date. The fees and expenses of the Offer, including the Dealer Manager fee, will be borne by the Fund and indirectly by all of its common shareholders, including those who do not exercise their Rights.]

(4)                                 Offering expenses borne by the Fund are estimated to be                         .

(continued from previous page)

Investment Objective. Center Coast MLP & Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide a high level of total return with an emphasis on distributions to shareholders. The “total return” sought by the Fund includes appreciation in the net asset value of the Fund’s Common Shares and all distributions made by the Fund to its Common Shareholders, regardless of the tax characterization of such distributions, including distributions characterized as return of capital. There can be no assurance that the Fund will achieve its investment objective.

Principal Investment Policies. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of master limited partnerships (“MLPs”) and energy infrastructure companies. Under normal market conditions, the Fund will invest at least 80% of its Managed Assets (as defined in this Prospectus) in securities of MLPs and energy infrastructure companies. The Fund may invest up to 20% of its Managed Assets in unregistered or restricted securities, including securities issued by private companies.

The Advisor intends to construct the Fund’s portfolio utilizing a three-pronged approach. The Advisor targets a “core” portfolio of MLPs and energy infrastructure companies that have (i) traditional fee-based businesses, (ii) high barriers to entry, (iii) low direct commodity price exposure and (iv) low demand elasticity or the potential for demand destruction. Examples include interstate pipelines, intrastate pipelines with long-term contracts and diversified revenue streams, and crude and gas storage and terminal facilities. In addition to this “core” portfolio, the Fund may invest a portion of its portfolio in shorter-term investments. These opportunistic transactions may be based on the Advisor’s view of factors including, but not limited to, market dislocations, projected trading demand imbalances, short-term market catalysts, commodity price volatility and interest rates and credit spreads along with other issuer-specific developments. Finally, the Fund intends to allocate up to 20% of its portfolio to private investment opportunities. At any given time the Fund anticipates making investments in a limited number of carefully selected private investments that the Fund may need to hold for several years. The Advisor believes it is uniquely positioned to analyze private investment opportunities sourced directly or co-investment opportunities made available to the Advisor by private equity firms or other sources. The breadth of Advisor personnel’s mergers and acquisitions background provides for a network of deep relationships with investment banking groups, management teams, private equity firms and significant shareholders seeking liquidity.

Entities commonly referred to as master limited partnerships or MLPs are generally organized under state law as limited partnerships or limited liability companies and treated as partnerships for U.S. federal income tax purposes. The Fund considers investments in MLPs to include investments that offer economic exposure to public and private MLPs in the form of equity securities of MLPs, securities of entities holding primarily general or limited partner or managing member interests in MLPs, securities that represent indirect investments in MLPs, including I-Shares (which represent an ownership interest issued by an affiliated party of a MLP) and debt securities of MLPs.

The Fund considers a company to be an “infrastructure company” if (i) at least 50% of its assets, income, sales or profits are committed to or derived from the development, construction, distribution, management, ownership, operation or financing of infrastructure assets; or (ii) a third party classification has given the company an industry or sector classification consistent with the infrastructure company designation. Infrastructure assets consist of those assets which provide the underlying foundation of basic services, facilities and institutions, including the production, processing, storage, transportation, manufacturing, servicing and distribution of oil and gas, petrochemicals and other energy resources, physical structures, networks, systems of transportation and water and sewage. The Fund considers an infrastructure company to be an “energy infrastructure company” if it (i) owns or operates, or is involved in the development, construction, distribution, management, ownership, operation or financing of, infrastructure assets within the energy sector, or (ii) provides material products or services to companies operating in the energy sector.

Listing and Symbol. The Fund’s currently outstanding Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CEN.” As of                    , the last reported sale price for the Fund’s Common Shares on the NYSE was $                   per share. The net asset value (“NAV”) per share of the Fund’s Common Shares as of the close of business on                   , was $                          . [The Rights for Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, will be  listed on the                     under the symbol “           .”]

This Prospectus Supplement, together with the accompanying Prospectus, dated                        , 2014, sets forth concisely the information that you should know before investing in the Fund’s Securities. You should read this Prospectus, which contains important information about the Fund, together with any Prospectus Supplement, before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated                    , 2014, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page                      of this Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (800) 345-7999 or by writing the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s reports and the SAI will also be available from the Fund’s website.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page

Prospectus Supplement

Prospectus Supplement Summary	S-
Summary of Fund Expenses	S-
Capitalization	S-
Use of Proceeds	S-
Recent Developments	S-
Terms of the Offer	S-
Risks Related to the Offer	S-
Legal Matters	S-
Independent Registered Public Accounting Firm	S-
Additional Information	S-

Prospectus

Prospectus Summary	1
Summary of Fund Expenses	42
The Fund	44
Use of Proceeds	46
Investment Objective and Policies	47
The Fund’s Investments	49
Use of Financial Leverage	57
Risks	60
Management of the Fund	83
Net Asset Value	84
Distributions	86
Dividend Reinvestment Plan	86
Description of Capital Structure	87
Anti-Takeover and Other Provisions in the Fund’s Governing Documents	90
Closed-End Fund Structure	91
Repurchase of Common Shares; Conversion to Open-End Fund	92
Taxation	92
Plan of Distribution	96
Custodian, Administrator and Transfer Agent	98
Investor Support Services	98
Legal Matters	98
Independent Registered Public Accounting Firm	98
Additional Information	98
Privacy Principles of the Fund	99
Table of Contents of the Statement of Additional Information	100

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated           , 2014 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Fund	Center Coast MLP & Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company.

Purpose of the Offer	[ ]

Important Terms of the Offer

The Fund is issuing [transferable/non-transferable]  rights (“Rights”) to its Common Shareholders of record (“Record Date Shareholders”) as of        , on            (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of             of the Fund’s common shares (the “Shares”) (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share held on the Record Date. The Rights entitle their holders to purchase one Share for every       Rights held (1-for-      ). Fractional Shares will not be issued upon the exercise of Rights; accordingly, Rights may be exercised only in integer multiples of         , except that any Record Date Shareholder who is issued fewer than           Rights may subscribe, at the Subscription Price (defined below), for one full Share. Assuming the exercise of all Rights, the Offer will result in an approximately         % increase in the Fund’s common shares outstanding. The Offer is not contingent upon any number of Rights being exercised. The subscription period commences on              and ends at              , on             , unless otherwise extended (the “Expiration Date”). See “The Offer—Important Terms of the Offer.”

[The Fund expects to declare a monthly common share dividend in           . Such dividend will not be payable with respect to Shares that are issued pursuant to the Offer after the record date for such dividend.]

The Fund will bear the expenses of the Offer and all such expenses will be borne indirectly by the Fund’s Common Shareholders, including those who do not exercise their Rights. These expenses include, but are not limited to, [the dealer manager fee and reimbursement of dealer manager expenses], the expenses of preparing, printing and mailing the prospectus and Rights subscription materials for the Offer and the expenses of Fund counsel and the Fund’s independent registered public accounting firm in connection with the Offer.

Important Dates to Remember

Record Date:

Subscription Period:               *

Final Date Rights Will Trade:           *

Expiration Date and Pricing Date:    *

Payment for Shares or Notice of Guarantees of Delivery Due:

Payment for Guarantees of Delivery Due:

Confirmation Mailed to Participants:

Final Payment for Shares Due:               †

* Unless the Offer is extended. † See “The Offer—Payment for Shares.”

Subscription Price

The subscription price for the Shares (the “Subscription Price”) will be determined based on a formula equal to                (the “Formula Price”). Because the Expiration Date of the subscription period will be            (unless the subscription period is extended), Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Shares subscribed for pursuant to the primary subscription [and, if eligible, any additional Shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $           per Share and, except in limited circumstances, will not be able to rescind their subscription. See “The Offer—Subscription Price.”

[Oversubscription Privilege

Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) are entitled to subscribe for additional Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. If sufficient remaining Shares are available following the primary subscription, all Record Date Shareholders’ over-subscription requests will be honored in full. Investors who are not Record Date Shareholders, but who otherwise acquire Rights pursuant to the Offer, are not entitled to subscribe for any Shares pursuant to the over-subscription privilege. If sufficient Shares are not available to honor all over-subscription requests, unsubscribed Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of common shares of the Fund they owned on the Record Date. See “The Offer—Over-Subscription Privilege.”]

[Sale and Transferability of Rights

The Rights will be admitted for trading on          under the symbol “      ” during the course of the Offer. Trading in the Rights on the       may be conducted until the close of trading on the       on the last business day prior to the Expiration Date. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels or sold through the Subscription Agent.

Record Date Shareholders who do not wish to exercise any of the Rights issued to them pursuant to the Offer may instruct the Subscription Agent to sell any unexercised Rights through or to the Dealer Manager. Subscription certificates representing the Rights to be sold through or to the Dealer Manager must be received by the Subscription Agent by                  , on             (or, if the subscription period is extended, by          , on the second business day prior to the extended Expiration Date).

Alternatively, the Rights evidenced by a subscription certificate may be transferred until the Expiration Date in whole or in part by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. See “The Offer—Sale and Transferability of Rights.”]

Method for Exercising Rights

Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders (except as described below under “The Offer—Requirements for Foreign Shareholders”) or, if their common shares are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full of the estimated Subscription Price for the Shares subscribed for. Completed subscription certificates and payments must be received by the Subscription Agent by            , on the Expiration Date at the offices of the Subscription Agent. Rights also may be exercised by contacting your broker, banker, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of payment and of a properly completed and executed subscription certificate. A fee may be charged for this service by your broker, banker, trust company or other intermediary. See “The Offer—Method for Exercising Rights” and “The Offer—Payment for Shares.”

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt by the Subscription Agent of the completed subscription certificate together with payment for Shares subscribed for, except as described under “The Offer.”

Requirements for Foreign Shareholders

Subscription certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (“Foreign Shareholders”). The Subscription Agent will send a letter via regular mail to Foreign Shareholders to notify them of the Offer. The Rights of Foreign Shareholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by           , on April            , three business days prior to the Expiration Date (or, if the subscription period is extended, on or before the third business day prior to the extended Expiration Date), the Rights of Foreign Shareholders will be transferred by the Subscription Agent to the Dealer Manager, who will either purchase the Rights or use its best efforts to sell the Rights. The net proceeds, if any, from the sale of those Rights by or to the Dealer Manager will be remitted to these Foreign Shareholders.

[Distribution Arrangements

                           (the “Dealer Manager”) will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Advisor, the Dealer Manager will provide financial structuring services in connection with the Offer and will solicit the exercise of Rights and participation in the over-subscription privilege. The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to          % of the aggregate Subscription Price for the Shares issued pursuant to the exercise of Rights and the over-subscription privilege. The fees paid to the Dealer Manager and other expenses of the Offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights. The Dealer Manager will reallow a portion of its fees to other broker-dealers who have assisted in soliciting the exercise of Rights. The Fund and the Advisor have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Shares it has acquired through purchasing and exercising the Rights, at prices it sets. Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Shares, such offering of Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager’s fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer

Manager through the purchase and exercise of the Rights and the sale of Shares. See “The Offer—Distribution Arrangements.”]

Management of the Fund

Center Coast Capital Advisors, LP (“Center Coast” or the “Advisor”) serves as the Fund’s investment advisor and is responsible for the management of the Fund. The Advisor acts as the Fund’s investment advisor pursuant to an advisory agreement with the Fund (the “Advisory Agreement”). The Advisor is a registered investment advisor headquartered in Houston, Texas focused on energy infrastructure investments. The Advisor generally manages its investments according to a process focused on quality and durability of cash flows. The Advisor combines the expertise of midstream and energy infrastructure operators and financial and investment professionals. The Advisor’s senior professionals include a former MLP chief executive officer and experienced investment professionals with an established track record of managing MLP investments as well as operating midstream and other energy infrastructure assets. The Advisor seeks to draw upon this unique experience to achieve a robust diligence process, structured investment process and access to a unique network of relationships to identify both public and private MLP and infrastructure investment opportunities.

Benefits to the Advisor

The Advisor will benefit from the Offer, in part, because the investment management fee paid by the Fund to the Advisor are based on “Managed Assets” of the Fund. It is not possible to state precisely the amount of additional compensation the Advisor will receive as a result of the Offer because it is not known how many Shares of the Fund will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value. However, assuming (i) all Rights are exercised, (ii) the Fund’s average net asset value during the twelve-month period beginning             is $        per common share (the net asset value per common share on          ) (iii) the Subscription Price is $           per Share , and (iv) for purposes of this example, the Fund increases the amount of leverage it has outstanding (through the use of reverse repurchase agreements) while maintaining approximately the same percentage of total assets attributable to leverage, and after giving effect to the Dealer Manager fee and other estimated offering expenses, the Advisor would receive additional investment management fees  of approximately $      , for the twelve-month period beginning         , and would continue to receive additional investment management fees, as a result of the Offer, based on the Fund’s Managed Assets attributable to the Shares issued in the Offer and related additional leverage, thereafter.

Listing and Symbol

The Fund’s currently outstanding Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “CEN.” As of            , the last reported sale price for the Fund’s Common Shares was $         . The net asset value (“NAV”) per share of the Fund’s Common Shares at the close of business on            , was $           . The Subscription Rights for Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “           .”

Risks

See “Risks” beginning on page   of this Prospectus Supplement and page       of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds

The Fund estimates the net proceeds of the Offering to be approximately $       . This figure is based on the Subscription Price per Common Share of $        and assumes all new Common Shares offered are sold and that the expenses related to the Offering, estimated at approximately $       , are paid.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within              months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF FUND EXPENSES

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of                                    (except as noted below) after giving effect to the Offering, assuming that the Offer is fully subscribed resulting in the receipt of net proceeds from the Offer of approximately $         million. If the Fund issues fewer Shares in the Offer and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase.  The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses
Sales load (as a percentage of offering price)		%(1)
Offering expenses borne by the Fund (as a percentage of offering price)		%(2)
Automatic Dividend Reinvestment Plan fees(3)	None

(i) Percentage of Net Assets Attributable to Common Shares(4)
Annual Expenses
Management fees(5)	(ii)%
Interest expense(6)%
Other expenses(7)%
Total annual expenses		%

(1)                                 The Dealer Manager will receive a fee for its financial structuring and soliciting services equal to     % of the aggregate Subscription Price for Shares issued pursuant to the Offer. The Dealer Manager will reallow to broker-dealers in the selling group to be formed and managed by the Dealer Manager selling fees equal to      % of the Subscription Price per Share for each Share issued pursuant to the Offer as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to       % of the Subscription Price per Share for each Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Shares held by each broker-dealer through The Depository Trust Company (“DTC”) on the Record Date.

(2)                                 The fees and expenses of the Offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights.

(3)                                 Common Shareholders will pay brokerage charges if they direct the Plan Agent to sell Common Shares held in a dividend reinvestment account. See “Automatic Dividend Reinvestment Plan.”

(4)                                 Based upon average net assets applicable to Common Shares during the period ended                .

(5)                                 The Fund pays the Adviser an annual fee, payable monthly, in an amount equal to 1.00% of the Fund’s average daily Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of              % of the Fund’s Managed Assets. If Financial Leverage of more than              % of the Fund’s Managed Assets is used, the management fees shown would be higher. Management fees calculated based on management fees earned for the year ended                    divided by average net assets attributable to Common Shareholders for the period ended                  .

(6)                                 Interest expense is based on the Fund’s outstanding reverse repurchase agreements as of                    , and assumes the use of leverage in the form of reverse repurchase agreements representing                % of the Fund’s Managed Assets at an annual interest rate cost to the Fund of                  %. The actual interest expense will vary over time in accordance with the amount of reverse repurchase agreement transactions and variations in market interest rates.

(7)                                 Other expenses are estimated based upon those incurred during the fiscal year ended               .

Example

As required by relevant SEC regulations, the following Example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of               % of net assets attributable to Common Shares, (2) the sales load of $               and estimated offering expenses of $               , and (3) a 5% annual return*:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

*                                         The Example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the Example. The Example assumes that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at                               :

(i)                                   on a historical basis;

(ii)                                on an as adjusted basis to reflect the issuance of an aggregate of                     Common Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)                             on an as further adjusted basis to reflect the assumed sale of                     of Rights to purchase Common Shares at a price of $                     per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the [aggregate underwriting discount of $                     and] estimated offering expenses payable by the Fund of $                     .

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:

Common Shares of beneficial interest, par value $0.01 per share; unlimited shares authorized,           shares issued and outstanding (actual),              shares issued and outstanding (as adjusted), and              shares issued and outstanding (as further adjusted)

Additional paid-in capital
Net unrealized appreciation on investments, net of tax
Accumulated net realized gain on investments, net of tax
Accumulated net investment loss, net of tax
Net assets

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offering to be approximately $                     . This figure is based on the Subscription Price per Common Share of $                     and assumes all new Common Shares offered are sold and that the expenses related to the Offering, estimated at approximately $                     , are paid.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within                     months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

TERMS OF THE OFFER

Purpose of the Offer

[TO COME]

The Offer may not be successful. The completion of the Offer may result in an immediate dilution of the net asset value per common share for all existing Common Shareholders, including those who fully exercise their Rights (as defined below).

Important Terms of The Offer

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its Common Shareholders of record (“Record Date Shareholders”) as of                     , Eastern time, on                     (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of                     of the Fund’s common shares (the “Shares”) (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share of the Fund held on the Record Date. The Rights entitle their holders to purchase one Share for every                     Rights held (1-for-                     ). Fractional Shares will not be issued upon the exercise of Rights; accordingly, Rights may be exercised only in integer multiples of three, except that any Record Date Shareholder who is issued fewer than three Rights may subscribe, at the Subscription Price (as defined on the next page), for one full Share. Assuming the exercise of all Rights, the Offer will result in an approximately                     % increase in the Fund’s common shares outstanding.

[Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) are entitled to subscribe for additional Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. Investors who are not Record Date Shareholders, but who otherwise acquire Rights to purchase Shares pursuant to the Offer, are not entitled to subscribe for any Shares pursuant to the over-subscription privilege. See “—Over-Subscription Privilege” below. The distribution to Record Date Shareholders of transferable Rights may afford non-participating Record Date Shareholders the opportunity to sell their Rights for some cash value, receipt of which may be viewed as partial compensation for any economic dilution of their interests resulting from the Offer.]

The subscription period commences on                     and ends at                     , Eastern time, on                     , unless otherwise extended (the “Expiration Date”).

The Fund expects to declare a monthly dividend in                     . Such dividend will not be payable with respect to Shares that are issued pursuant to the Offer after the record date for such dividend.

For purposes of determining the maximum number of Shares a Rights holder may acquire pursuant to the Offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co., the nominee for the Depository Trust Company (“DTC”), or by any other depository or nominee, will be deemed to be the holders of the Rights that are held by Cede & Co. or such other depository or nominee on their behalf.

[The Rights are transferable and will be admitted for trading on the                     (“Exchange”) under the symbol “                     ” during the course of the Offer. Trading in the Rights on the Exchange  may be conducted until the close of trading on the Exchange on the last business day prior to the Expiration Date. See “—Sale and Transferability of Rights.” The Shares, once issued, will be listed on the New York Stock Exchange under the symbol “CEN.” The Rights will be evidenced by subscription certificates which will be mailed to Record Date Shareholders, except as discussed below under “—Requirements for Foreign Shareholders.”]

Rights may be exercised by filling in and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to                                          , the subscription agent for the Offer (the “Subscription Agent”), together with payment at the estimated Subscription Price for the Shares subscribed for. For a discussion of the method by which Rights may be exercised and Shares may be paid for, see “—Method for Exercising Rights” and “—Payment for Shares.”

[The Fund has retained                     (                     “Dealer Manager”) to provide the Fund with financial structuring and soliciting services relating to the Offer, including advice with respect to the structure, timing and terms of the Offer. In determining the structure of the Offer, the Board considered, among other things, using a fixed-pricing versus a variable-pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the anticipated effect on the Fund and its existing Common Shareholders if the Offer is not fully subscribed, the anticipated dilutive effects on the Fund and its existing Common Shareholders of the Offer and the experience of the Dealer Manager in conducting rights offerings. The Board also considered that the Advisor would benefit from the Offer because the investment management fee and the sub-advisory fee paid to them are based on the Fund’s total managed assets, which would increase as a result of the Offer. See “—Benefits to the Advisor.”]

Important Dates to Remember

Record Date:

Subscription Period: through	*

Final Date Rights Will Trade on the Exchange:	*

Expiration Date and Pricing Date:	*

Payment for Shares Due or Notices of Guarantees of Delivery Due:	*

Payment for Guarantees of Delivery Due:	*

Confirmation Mailed to Participants:	*

Final Payment for Shares Due:	*†

*                                         Unless the Offer is extended.

†                                         See “—Payment for Shares.”

Subscription Price

The subscription price for the Shares (the “Subscription Price”) will be determined based on a formula equal to                                                                                        (the “Formula Price”). In each case, net asset value will be calculated as of the close of trading on the NYSE on the applicable day.

Because the Expiration Date of the subscription period will be                                          (unless the subscription period is extended), Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Shares subscribed for pursuant to the primary subscription [and, if eligible, any additional Shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $                     per Share. See “—Payment for Shares.” A Rights holder will have no right to rescind his subscription after the Subscription Agent has received a completed subscription certificate together with payment for the Shares subscribed for, except as provided under “—Notice of Net Asset Value Decline.” The Fund does not have the right to withdraw the Rights or to cancel the Offer after the Rights have been distributed.

The net asset value per share of the Fund’s common shares at the close of business on                     (the last trading date prior to the date of this prospectus on which the Fund determined its net asset value) was $                     , and the last reported sale price of a common share on the NYSE on that day was $                     .

[Over-Subscription Privilege

Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) are entitled to subscribe for additional Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. If sufficient remaining Shares are available following the primary subscription, all Record Date Shareholders’ over-subscription requests will be honored in full. Investors who are not Record Date Shareholders, but who otherwise acquire Rights pursuant to the Offer, are not entitled to subscribe for any Shares pursuant to the over-subscription privilege. If sufficient Shares are not available to honor all over-subscription requests, unsubscribed Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of common shares of the Fund they owned on the Record Date. The allocation process may involve a series of allocations in order to ensure that the total number of Shares available for over-subscriptions is distributed on a pro rata basis.

Record Date Shareholders who are fully exercising their Rights during the subscription period should indicate, on the subscription certificate that they submit with respect to the exercise of the Rights issued to them, how many Shares they desire to acquire pursuant to the over-subscription privilege.

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the subscription period and the number of Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner, and that such beneficial owner’s primary subscription was exercised in full. Nominee holder over-subscription forms will be distributed to banks, brokers, trustees and other nominee holders of Rights with the subscription certificates.

The Fund will not offer or sell any Shares that are not subscribed for during the subscription period or pursuant to the over-subscription privilege.

The Fund has been advised that one or more of the officers or employees of the Adviser may exercise all of the Rights initially issued to them and may request additional Shares pursuant to the over-subscription privilege. An exercise of the over-subscription privilege by such persons will increase their proportionate voting power and share of the Fund’s assets.]

[Sale and Transferability of Rights

The Rights will be admitted for trading on the Exchange under the symbol “                     “ during the course of the Offer. Trading in the Rights on the Exchange may be conducted until the close of trading on the Exchange on the last business day prior to the Expiration Date. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels or sold through the Subscription Agent.

Sales through the Subscription Agent and the Dealer Manager.  Record Date Shareholders who do not wish to exercise any of the Rights issued to them pursuant to the Offer may instruct the Subscription Agent to sell any unexercised Rights through or to the Dealer Manager. Subscription certificates representing the Rights to be sold through or to the Dealer Manager must be received by the Subscription Agent by                     , Eastern time, on                     (or, if the subscription period is extended, by                     , Eastern time, on the second business day prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager either to purchase them or to use its best efforts to complete their sale, and the Subscription Agent will remit the proceeds of the sale to the selling Rights holder. If the Rights are sold, sales of those Rights will be deemed to have been effected at the weighted average price received by the Dealer Manager on the day those Rights are sold. The sale price of any Rights sold to the Dealer Manager will be based upon the then-current market price for the Rights. The Dealer Manager will also attempt to sell all Rights that remain unclaimed as a result of subscription certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the fourth business day prior to the Expiration Date. The Subscription Agent will hold the proceeds from those sales for the benefit of those non-claiming Common Shareholders until the proceeds are either claimed or revert to the State of Delaware. There can be no assurance that the Dealer Manager will purchase or be able to complete the sale of any Rights, and neither the Fund nor the Dealer Manager have guaranteed any minimum sale price for the Rights. If a Record Date Shareholder does not utilize the services of the Subscription Agent and chooses to use another broker-dealer or other financial institution to sell Rights issued to that shareholder pursuant to the Offer, then the other broker-dealer or financial institution may charge a fee to sell the Rights.

Other Transfers. The Rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the instructions accompanying the subscription certificate. A portion of the Rights evidenced by a single subscription certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing the transferred Rights. If this occurs, a new subscription certificate evidencing the balance of the Rights, if any, will be issued to the Record Date Shareholder or, if the Record Date Shareholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond with the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement or any other change. A signature guarantee must be provided by an “eligible guarantor institution” (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934).

Record Date Shareholders wishing to transfer all or a portion of their Rights should allow at least five business days prior to the Expiration Date for: (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by the new subscription certificate to be exercised or sold by the recipients of the subscription certificate. Neither the Fund nor the Subscription Agent nor the Dealer Manager shall have any liability to a transferee or transferor of Rights if subscription certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by                                          , the information agent for the Offer (the “Information Agent”), the Subscription Agent and the Dealer Manager (which are expected to be paid from the proceeds of the Offer by the Fund), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or transfer of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or other expenses will be paid by the Fund, the

Information Agent, the Subscription Agent or the Dealer Manager. Rights holders who wish to purchase, sell, exercise or transfer Rights through a broker, bank or other party should first inquire about any fees and expenses that the holder will incur in connection with the transactions.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription may be effected through, the facilities of DTC or the Subscription Agent until 5:00 p.m., Eastern time, on the Expiration Date.]

Method for Exercising Rights

Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders (except as described under “—Requirements for Foreign Shareholders” below) or, if their common shares are held by Cede & Co. or any other depository or nominee on their behalf, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full at the estimated Subscription Price for the Shares subscribed for by the Expiration Date as described under “—Payment For Shares.” Rights may also be exercised by contacting your broker, banker, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of payment and of a properly completed and executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the Expiration Date. A fee may be charged for this service. Completed subscription certificates and payments must be received by the Subscription Agent by                     , Eastern time, on the Expiration Date (unless delivery of subscription certificate and payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the Subscription Agent at one of the addresses set forth below under “—Subscription Agent.” Fractional Shares will not be issued upon exercise of Rights.

Shareholders who are Record Owners. Shareholders who are record owners of common shares can choose between either option set forth under “—Payment For Shares.” If time is of the essence, option (2) will permit delivery of the subscription certificate and payment after the Expiration Date.

Investors whose Common Shares are Held by a Nominee. Investors whose common shares are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to exercise their Rights. In that case, the nominee will complete the subscription certificate on behalf of the investor and arrange for proper payment by one of the methods set forth below under “—Payment For Shares.”

Nominees. Nominees, such as banks, brokers, trustees or depositories for securities, who hold common shares of the Fund for the account of others should notify the respective beneficial owners of such common shares as soon as possible to ascertain those beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the Subscription Agent with the proper payment as described under “—Payment For Shares.”

[Banks, brokers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner who is a Record Date Shareholder, as to the aggregate number of Rights exercised during the subscription period and the number of Shares subscribed for pursuant to the over-subscription privilege by the beneficial owner, and that the beneficial owner exercised all the Rights issued to it pursuant to the Offer.]

Requirements for Foreign Shareholders. Subscription certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (“Foreign Shareholders”). The Subscription Agent will send a letter via regular mail to Foreign Shareholders to notify them of the Offer. The Rights of Foreign Shareholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by                     , Eastern time, on                     , three business days prior to the Expiration Date (or, if the subscription period is extended, on or before the third business day prior to the extended Expiration Date), the Rights of Foreign Shareholders will be transferred by the Subscription Agent to the Dealer Manager, who will either purchase the Rights or use its best efforts to sell the

Rights. The net proceeds, if any, from the sale of those Rights by or to the Dealer Manager will be remitted to those Foreign Shareholders.

[Distribution Arrangements

will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Advisor, the Dealer Manager will provide financial structuring services in connection with the Offer and will solicit the exercise of Rights [and participation in the over-subscription privilege]. The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to                     % of the aggregate Subscription Price for the Shares issued pursuant to the exercise of Rights [and the over-subscription privilege]. The fees paid to the Dealer Manager and other expenses of the Offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights.

The Dealer Manager will reallow a portion of its fees to other broker-dealers who have assisted in soliciting the exercise of Rights. The Dealer Manager will reallow to broker-dealers included in the selling group to be formed and managed by the Dealer Manager selling fees equal to                     % of the Subscription Price per Share for each Share issued pursuant to the Offer as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to                     % of the Subscription Price per share for each Share issued pursuant to exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Shares held by each broker-dealer through DTC on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of each subscription certificate or, in the absence of such designation, to the Dealer Manager.

In addition to the fees noted above, the Fund also has agreed to reimburse the Dealer Manager for its reasonable expenses incurred in connection with its activities under the Dealer Manager Agreement in an amount up to $                     .

The Fund and the Advisor have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of bad faith, willful misconduct or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.

Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Shares it has acquired through purchasing and exercising the Rights, at prices it sets. Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Shares, such offering of Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager’s fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer Manager through the purchase and exercise of the Rights and the sale of Shares.

In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Advisor and their affiliates. The principal business address of the Dealer Manager is                                .

Subscription Agent

is the Subscription Agent for the Offer. The Subscription Agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $                     , plus reimbursement for all out-of-pocket expenses related to the Offer. The fees and expenses of the Subscription Agent are included in the fees and expenses of the Offer and therefore will be borne by the Fund and indirectly by all Common Shareholders, including those who do not exercise their Rights. Questions regarding the subscription certificates should be directed by mail to                                                                                    . Shareholders may also subscribe for the Offer by contacting their broker dealer, trust company, bank or other nominee.

Completed subscription certificates must be sent together with proper payment of the estimated Subscription Price for all Shares subscribed for in the primary subscription and the over-subscription privilege (for Record Date Shareholders) to the Subscription Agent by one of the methods described below. Alternatively, Rights holders may arrange for their financial intermediaries to send notices of guaranteed delivery by facsimile to DTC to be received by the Subscription Agent prior to                     , Eastern time, on the Expiration Date. Facsimiles should be confirmed by telephone at DTC. The Fund will accept only properly completed and executed subscription certificates actually received at any of the addresses listed below, prior to                     , Eastern time, on the Expiration Date, or by the close of business on the third business day after the Expiration Date following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares.”

Subscription Certificate Delivery Method	Address/Number

Notice of Guaranteed Delivery:	Contact your broker-dealer, trust company, bank or other nominee to notify the Fund of your intent to exercise the Rights.

First Class Mail Only
(No Express Mail or Overnight Courier):

Hand:

Express Mail or Overnight Courier:

The Fund will honor only subscription certificates received by the Subscription Agent prior to                     ., Eastern Time, on the Expiration Date at one of the addresses listed above. Delivery to an address other than those listed above will not constitute good delivery.

Information Agent

The Information Agent for the Offer is                     . If you have questions or need further information about the Offer, please write the Information Agent at                                          or call                     . Any questions or requests for assistance concerning the method of subscribing for Shares or additional copies of this prospectus or subscription certificates should be directed to the Information Agent. Shareholders may also contact their brokers or nominees for information with respect to the Offer.

The Information Agent will receive a fee estimated to be approximately $                     for its services, plus reimbursement for all out-of-pocket expenses related to the Offer. The fees and expenses of the Information Agent are included in the fees and expenses of the Offer and therefore will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights.

Expiration of the Offer

The Offer will expire at                     , Eastern time, on                     , unless the Fund extends the subscription period. Rights will expire on the Expiration Date and may not be exercised after that date. If the Fund extends the subscription period, the Fund will make an announcement as promptly as practicable. This announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make this announcement, the Fund will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate this announcement other than by making a release to the Dow Jones News Service or any other means of public announcement as the Fund may deem proper.

Payment for Shares

Rights holders who wish to acquire Shares pursuant to the Offer may choose between the following methods of payment:

(1)                                 A Rights holder can send the properly completed and executed subscription certificate together with payment for the Shares subscribed for during the subscription period [and, if eligible, for any additional Shares subscribed for pursuant to the over-subscription privilege] to the Subscription Agent based upon an estimated Subscription Price of $                     per Share. A subscription will be accepted when payment, together with the executed subscription certificate, is received by the Subscription Agent at one of the addresses set forth under “—Subscription Agent”, the payment and the properly completed and executed subscription certificate must be received by the Subscription Agent by                     , Eastern time, on the Expiration Date. The Subscription Agent will deposit all checks received by it for the purchase of Shares into a segregated interest-bearing account of the Fund (the interest from which will belong to the Fund) pending proration and distribution of Shares. A payment pursuant to this method must be in U.S. dollars by money order or check drawn on a bank located in the United States, must be payable to                                          and must accompany a properly completed and executed subscription certificate for such subscription to be accepted.

(2)                                 Alternatively, a subscription will be accepted by the Subscription Agent if, by                     , Eastern time, on the Expiration Date, the Subscription Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, a trust company or an NYSE member guaranteeing delivery of (i) payment of the full Subscription Price for the Shares subscribed for during the subscription period and, if eligible, any additional Shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and executed subscription certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed subscription certificate and full payment for the Shares at the estimated Subscription Price are received by the Subscription Agent by the close of business on the third business day after the Expiration Date.

On the confirmation date, which will be eight business days following the Expiration Date, a confirmation will be sent by the Subscription Agent to each Rights holder exercising its Rights (or, if a Rights holder’s common shares are held by DTC or any other depository or nominee, to DTC and/or that other depository or nominee) showing (i) the number of Shares acquired during the subscription period, (ii) the number of Shares, if any, acquired pursuant to the over-subscription privilege, (iii) the per Share and total purchase price for the Shares and (iv) any additional amount payable to the Fund by the Rights holder or any excess to be refunded by the Fund to the Rights holder, in each case based on the Subscription Price as determined on the Expiration Date. Any additional payment required from a Rights holder must be received by the Subscription Agent within ten business days after the confirmation date (                     , unless the subscription period is extended). Any excess payment to be refunded by the Fund to a Rights holder will be mailed by the Subscription Agent to such Rights holder as promptly as practicable. All payments by a Rights holder must be in U.S. dollars by money order or check drawn on a bank located in the United States and payable to “                     ”

Whichever of the two methods described above is used, issuance and delivery of the Shares subscribed for are contingent upon actual payment for such Shares. No certificates will be issued or delivered with respect to Shares issued and sold in the Offer.

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt of the completed subscription certificate together with payment for Shares by the Subscription Agent, except as described under “—Notice of Net Asset Value Decline” below.

If a Rights holder who acquires Shares during the subscription period [or pursuant to the over-subscription privilege (for Record Date Shareholders)] does not make payment of any amounts due by the Expiration Date or the date payment is due under a notice of guaranteed delivery, the Fund reserves the right to take any or all of the following actions through all appropriate means: (i) find other Record Date Shareholders for the subscribed and unpaid-for Shares; [(ii) apply any payment actually received by the Fund toward the purchase of the greatest whole number of Shares that could be acquired by the Rights holder upon exercise of such Rights acquired during the subscription period or pursuant to the over-subscription privilege;] and/or (iii) exercise any and all other rights or remedies to which the Fund may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Shares.

The method of delivery of completed subscription certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of exercising Rights holders, but if sent by mail it is recommended that such forms and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment by                     , Eastern time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, exercising Rights holders are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, which determinations will be final and binding. The Fund, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until substantially all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. The Fund will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Notice of Net Asset Value Decline

The Fund has, pursuant to the Securities and Exchange Commission’s regulatory requirements, undertaken to suspend the Offer until the Fund amends this prospectus if, after                                          , the Fund’s net asset value declines more than                     % from the Fund’s net asset value as of that date. In that event, the Expiration Date will be extended and the Fund will notify Record Date Shareholders of any such decline and permit Rights holders to cancel their exercise of Rights.

Delivery of Shares

Participants in the Fund’s dividend reinvestment plan (the “Plan”) will have any Shares acquired pursuant to the Offer credited to their shareholder dividend reinvestment accounts in the Plan. Common Shareholders whose shares are held of record by DTC or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any Shares acquired during the subscription period credited to the account of DTC or other depository or nominee. No certificates will be issued or delivered with respect to Shares issued and sold in the Offer.

U.S. Federal Income Tax Consequences

[TO COME]

Employee Plan Considerations

[TO COME]

Benefits to the Advisor

The Advisor will benefit from the Offer, in part, because the investment advisory fee paid by the Fund to the Advisor is based on the Fund’s Managed Assets. It is not possible to state precisely the amount of additional compensation the Advisor will receive as a result of the Offer because it is not known how many Shares of the Fund will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value. However, assuming (i) all Rights are exercised, (ii) the Fund’s average daily net asset value

during the twelve-month period beginning                     is $                     per common share (the net asset value per common share on                     ) (iii) the Subscription Price is $                     per Share, and (iv) for purposes of this example, the Fund increases the amount of leverage outstanding while maintaining approximately the same percentage of total assets attributable to leverage, and after giving effect to Dealer Manager fee and other estimated offering expenses, the Advisor would receive additional investment advisory fees of approximately $                     for the twelve-month period beginning                     , and would continue to receive additional investment advisory fees as a result of the Offer, based on the Fund’s Managed Aassets attributable to the Shares issued in the Offer and related additional leverage, thereafter.

Investment Considerations and Dilution

Upon completion of the Offer, Common Shareholders who do not exercise their Rights fully will own a smaller proportional interest in the Fund than would be the case if the Offer had not been made. In addition, because the Subscription Price per Share is likely to be less than the Fund’s net asset value per common share, the Offer will likely result in a dilution of the Fund’s net asset value per common share for all Common Shareholders, irrespective of whether they exercise all or any portion of their Rights. Although it is not possible to state precisely the amount of such a decrease in value, because it is not known at this time what the Subscription Price will be, what the net asset value per common share will be on the Expiration Date or what proportion of Shares will be subscribed for, the dilution could be substantial. For example, assuming that all Rights are exercised, that the Fund’s net asset value on the Expiration Date is $                     per common share (the net asset value per common share on                     ), and that the Subscription Price is $                     per Share, the Fund’s net asset value per common share on this date would be reduced by approximately $                     per common share, after giving effect to the estimated Dealer Manager fee of $                     and to other estimated offering expenses of $                     , each payable by the Fund. Record Date Shareholders will experience a decrease in the net asset value per common share held by them, irrespective of whether they exercise all or any portion of their Rights. [The distribution of transferable Rights, which may themselves have value, will afford non-participating Common Shareholders the potential of receiving a cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for the economic dilution of their interests, although there can be no assurance that a market for the Rights will develop.]

RISKS RELATING TO THE OFFER

Dilution Risk

As a result of this Offer, it is anticipated that even if you fully exercise your Rights, you should expect to incur immediate economic dilution and, if you do not exercise all of your Rights, you will incur voting dilution. Further, both the sales load and the expenses associated with the Offer paid by the Fund will immediately reduce the NAV of each Common Shareholder’s common shares. To the extent that the number of Common Shares outstanding after the Offer will have increased proportionately more than the increase in the size of the Fund’s net assets, you will, at the completion of the Offer, experience immediate dilution of  net asset value. The percentage increase in common shares outstanding that will occur if all the Rights are exercised is                     %. In addition, if the Subscription Price for the Offer is less than the Fund’s net asset value per share as of the Expiration Date, you would experience additional immediate dilution of net asset value as a result of the Offer. If the Subscription Price is substantially less than the current net asset value per share at the expiration of the Offer, such dilution could be substantial. It is anticipated that the existing Common Shareholders will experience immediate dilution even if they fully exercise their Rights. In addition, whether or not you exercise your Rights, you will experience a dilution of net asset value of the common shares because you will indirectly bear the expenses of this Offer, which include, among other items, SEC registration fees, printing expenses and the fees assessed by service providers (including the cost of the Fund’s counsel and independent registered public accounting firm). This dilution of net asset value will disproportionately affect Common Shareholders who do not exercise their Rights. The Fund cannot state precisely the amount of any decrease because it is not know at this time how many common shares will be subscribed for or what the net asset value or market price of the Fund’s common shares will be on the Expiration Date or what the Subscription Price will be. For example, based on the Fund’s net asset value and market price on                     , the Subscription Price would be less than net asset value and there would be dilution. Assuming full exercise of the Rights being offered at the Subscription Price and assuming that the Expiration Date were                 , it is estimated that the per share dilution resulting from the Offer, as of                     , would be $                     .

In addition to the economic dilution described above, if you do not exercise all of your Rights, you will incur voting dilution as a result of this Offer. This voting dilution will occur because you will own a smaller proportionate interest in the Fund after the Offer than you owned prior to the Offer.

[The fact that the Rights are transferable may reduce the effects of dilution as a result of the Offer. Rights holders can transfer or sell their Rights. The cash received from the sale of Rights may be viewed as partial compensation for any possible dilution. There can be no assurances, however, that a market for the Rights will develop or that the Rights will have any value in that market.]

Risks of Investing in Rights

Shares of closed-end funds such as the Fund frequently trade at a discount to net asset value. Since inception, the Fund’s Common Shares have frequently traded at a discount in relation to NAV. See “Description of Common Shares.” If the Formula Price is less than                     % of net asset value on the Expiration Date, then the Subscription Price will likely be greater than the market price of a Common Share on that date. In addition, the Formula Price, even if above                     % of net asset value, may still be above the market price of a Common Share on the Expiration Date. If either event occurs, the Rights will have no value, and a person who exercises Rights will experience an immediate loss of value.

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as special counsel to the Fund in connection with the Offer. Certain legal matters will be passed on by                     ,                     ,                     , as special counsel to the Dealer Manager in connection with the Offer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, 1201 Louisiana Street, Houston, Texas 77002, serves as the independent registered public accounting firm of the Fund and will annually render an opinion on the financial statements of the Fund.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

                            Rights

Center Coast MLP & Infrastructure Fund

Subscription Rights to Purchase Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT